Employment Agreement

This Employment Agreement (the “Agreement”) is made and entered into this  19th day of April, 2010, effective as of April 1, 2010, by and between Petroleum Development Corporation, a Nevada Corporation (the “Company”), and Gysle R. Shellum (“Shellum”).

WHEREAS, pursuant to an employment agreement effective as of November 11, 2008, the Company employs Shellum as Chief Financial Officer;

WHEREAS, the Company and Shellum desire to amend and restate such employment agreement to provide for Shellum’s employment with the Company, all upon the terms and conditions set forth in this Agreement;

NOW THEREFORE, in consideration of the premises and mutual covenants and obligations set forth herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged and accepted, the parties hereto, intending to be legally bound, agree as follows:

1.	Effective Date and Term

a.	Initial Term

. The effective date of this Agreement shall be April 1, 2010 (the “Effective Date”), and the initial term shall be for the period beginning on the Effective Date and ending December 31, 2011.

b.	Automatic Extensions

.  The Term of this Agreement shall be extended for an additional 12 months beginning on December 31, 2010 and on each successive December 31 unless either party provides the other with at least thirty (30) days prior written notice of its non-renewal for an additional twelve (12) months (the “Non-Renewal Notice”), or unless the Agreement has otherwise been terminated by the parties in accordance with the provisions of Section 7 of this Agreement.  The period of time from the Effective Date until the Termination Date, as defined in Section 7.b., shall be the “Term.”

2.	Place of Employment

The place of employment shall be the Company’s offices in Denver, Colorado, unless Shellum and the Company mutually agree to an alternative location.  Shellum acknowledges that there may be substantial business travel associated with Shellum’s position.

3.	Position and Responsibilities

a.	Position

.  Shellum shall serve as Chief Financial Officer of the Company and shall initially report to the Chief Executive Officer of the Company (the “Chief Executive Officer”) and be under the general direction and control of the Chief Executive Officer.

b.	Responsibilities

.  Shellum shall have obligations, duties, authority and power to do such acts as are customarily done by a person holding the same or an equivalent position in corporations of similar size to the Company.  Shellum shall perform such managerial duties and responsibilities for the Company as may reasonably be assigned to him  and, at no additional compensation,  if requested, shall serve on the Board of Directors of the Company (the “Board”) and in other such positions with any subsidiary corporation of the Company, or any partnership, limited liability company or other entity in which the Company has an interest (herein collectively called “Affiliates”), as  may from time to time be requested.

c.	Dedication of Professional Services

.  Shellum shall devote substantially all of Shellum’s business time, best efforts and attention to promote and advance the business of the Company and its Affiliates to perform diligently and faithfully all the duties, responsibilities and obligations of Shellum’s position with the Company.  Shellum shall not be employed in any other business activity, other than with the Company and its Affiliates, during the Term, whether or not such activity is pursued for gain, profit or other pecuniary advantage without approval by the Compensation Committee of the Board (the “Compensation Committee”); provided, however, that this restriction shall not be construed as preventing Shellum from investing Shellum’s personal assets in a business which does not compete with the Company or its Affiliates, where the form or manner of such investment will not require services of any significance on the part of Shellum in the operation of the affairs of the business in which such investment is made and in which Shellum’s participation is solely that of a passive investor.

d.	Adherence to Standards

.  Shellum shall comply with the written policies, standards, rules and regulations of the Company from time to time established for all employees or executive officers of the Company consistent with Shellum’s position and level of authority.

e.	Minimum Stock Ownership

. Shellum shall comply with the Company’s minimum stock ownership requirements for officers specific to his level.

4.	Compensation

a.	Base Salary

.  The Company shall pay Shellum an annual base salary of $275,000 (the “Base Salary”) effective as of January 1 , 2010 and ending on the Termination Date.  The Base Salary shall be payable in accordance with the ordinary payroll practices of the Company.  The Base Salary shall be reviewed annually by the Compensation Committee and may be changed by the Compensation Committee in its sole discretion, taking into account the base salaries, aggregate annual cash compensation, and other compensation of individuals holding similar positions at other comparable companies, the performance of Shellum and the Company, and other relevant factors.

b.	Performance Bonus

. Shellum shall be eligible to earn an annual performance bonus (the “Bonus”) during the Term based on criteria established by the Compensation Committee in its sole discretion each year.

c.	Equity Compensation Grant

.  As a long term incentive, under the Company’s long-term equity compensation plan, Shellum shall participate in any equity compensation program provided to all executive officers, based on criteria established by the Compensation Committee in its sole discretion each year.

d.	Other Compensation

.  Shellum shall continue to be eligible to participate in all other cash or stock compensation plans or programs maintained by the Company, as in effect from time to time, in which other senior executives of the Company are allowed to participate.

e.	Recoupment of Certain Compensation

.  If the Company has to restate all or a portion of its financial statements due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, Shellum shall, for the affected years, reimburse the Company for any excess bonus paid to Shellum pursuant to Section 4.b.  The reimbursements shall be equal to the difference between the bonus paid to him for the affected years and the bonus that would have been paid to Shellum had the financial results been properly reported.  Such reimbursement shall be paid to the Company within ninety days after the Company notifies Shellum of the amount owed to the Company.

5.	Employee Benefits

a.	Participation in Company Benefit Plans

.  During the Term, the Company shall provide Shellum with coverage under all employee pension and welfare benefit programs, plans and practices commensurate with Shellum’s positions in the Company and to the extent permitted under the respective employee benefit plan.

b.	Vacation

.  Shellum will be entitled to four (4) weeks of paid vacation in each calendar year, to be taken at such times as is reasonably determined by Shellum to be consistent with Shellum’s responsibilities under this Agreement and the Company’s vacation policy applicable to all employees.

c.	Automobile

. During the Term, Shellum shall be entitled to an annual automobile allowance as approved by the Compensation Committee and updated from time to time at its discretion.

6.	Restrictive Covenants.

a.	Confidential Information

.  Shellum hereby acknowledges that in connection with his employment by the Company, he will be exposed to and may obtain certain Confidential Information (as defined below, including, without limitation, procedures, memoranda, notes, records and customer and supplier lists whether such information has been or is made, developed or compiled by Shellum or otherwise has been or is made available to him) regarding the business and operations of the Company and its subsidiaries or Affiliates.  Shellum further acknowledges that such Confidential Information is unique, valuable, considered trade secrets and deemed proprietary by the Company or its subsidiaries or Affiliates.  For purposes of the Agreement, “Confidential Information” includes, without limitation, any information heretofore or hereafter acquired, developed or used by any of the Company or its direct or indirect subsidiaries or Affiliates relating to Business Opportunities or Intellectual Property (as those terms are defined below) or other geological, geophysical, economic, financial or management aspects of the business, operations, properties or prospects of the Company or its direct or indirect subsidiaries or Affiliates, whether oral or in written form (including electronic).  Shellum agrees that all Confidential Information is and will remain the property of the Company or its direct or indirect subsidiaries or Affiliates, as the case may be.  Shellum further agrees, except for disclosures occurring in the good faith performance of his duties for the Company or its direct or indirect subsidiaries or Affiliates, during the Term and for a period of three (3) years after the Termination Date, to hold in the strictest confidence all Confidential Information, and not to, directly or indirectly, duplicate, sell, use, lease, commercialize, disclose or otherwise divulge to any person or entity any portion of the Confidential Information or use any Confidential Information, directly or indirectly, for his own benefit or profit or allow any person, entity or third party, other than the Company or its direct or indirect subsidiaries or Affiliates, and authorized executives of the same, to use or otherwise gain access to any Confidential Information.  Shellum will have no obligation under this Agreement with respect to any information that becomes generally available to the public other than as a result of a disclosure by Shellum or his agent or other representative or becomes available to him on a non-confidential basis from a source other than the Company or its direct or indirect subsidiaries or Affiliates.  Further, Shellum will have no obligation under this Agreement to keep confidential any of the Confidential Information to the extent that a disclosure of it is required by law or is consented to by the Company or its subsidiaries or Affiliates, as appropriate; provided, however, that if and when such a disclosure is required by law, Shellum promptly shall provide the Company or its subsidiaries or Affiliates, as appropriate, with notice of such requirement, so that the Company, or its subsidiaries, or its Affiliates, as the case may be, may seek an appropriate protective order.

b.	Return of Property

.  Shellum agrees to deliver promptly to the Company, upon termination of his employment hereunder, or at any other time when the Company so requests, all documents and property relating to the business of the Company or its direct or indirect subsidiaries or Affiliates, including without limitation: all geological and geophysical reports and related data such as maps, charts, logs, seismographs, seismic records and other reports and related data, calculations, summaries, memoranda and opinions relating to the foregoing, production records, electric logs, core data, pressure data, lease files, well files and records, land files, abstracts, title opinions, title or curative matters, contract files, notes, records, drawings, manuals, correspondence, financial and accounting information, customer lists, statistical data and compilations, patents, copyrights, trademarks, trade names, inventions, formulae, methods, processes, agreements, contracts, manuals, electronic data,  or any documents,  whether written or digital and whether prepared or compiled by him or furnished to Shellum during the Term, relating to the business of the Company or its direct or indirect subsidiaries or Affiliates and all copies thereof and therefrom; provided, however, that he will be permitted to retain copies of any documents or materials of a personal nature or otherwise related to his rights under this Agreement. The aforementioned materials include materials on his personal computers, which materials shall be destroyed in a manner satisfactory to the Company.

c.	Non-Compete Obligations.

(i)	Non-Compete Obligations During Employment Term

.  Shellum agrees that during the Term all investments made by Shellum (whether in his own name or in the name of any family members or other nominees or made by Shellum’s controlled affiliates), which relate to the leasing, acquisition, exploration, production, gathering or marketing of hydrocarbons and related products will be made solely through the Company; and Shellum will not (directly or indirectly through any family members or other persons), and will not permit any of his controlled affiliates to: (1) invest or otherwise participate alongside the Company or its direct or indirect subsidiaries or Affiliates in any Business Opportunities, or (2) invest or otherwise participate in any business or activity relating to a Business Opportunity, regardless of whether any of the Company or its direct or indirect subsidiaries or Affiliates ultimately participates in such business or activity, in either case, except through the Company.  Notwithstanding the foregoing, nothing in this Section 6 shall be deemed to prohibit Shellum or any family member from owning, or otherwise having an interest in, less than one percent (1%) of any publicly-owned entity or three percent (3%) or less of any private equity fund or similar investment fund that invests in any business or activity engaged in any of the activities set forth above, provided that Shellum has no active role with respect to any investment by such fund in any entity.

(ii)	Non-Compete Obligations After Termination Date

.  Shellum shall not directly or indirectly through any family member or other person or as an employee, employer, consultant, agent principal, partner, more than one percent shareholder, officer, director, licensor, lender, lessor or in any other individual or representative capacity either during the Term or for a period of one (1) year thereafter, engage in any Competitive Business within any county or parish or adjacent to any county or parish in which the Company, a subsidiary or an Affiliate owns any oil and gas interests; provided, however, that the ownership of less than five percent (5%) of the outstanding capital stock of a corporation whose shares are traded on a national securities exchange or on the over-the-counter market shall not be deemed engaging any Competitive Business.  “Competitive Business” shall mean typical oil and gas exploration activities, including oil and gas leasing, drilling, or any other business activities that are the same as or similar to the Company’s, a subsidiary’s or an Affiliate’s business operations as its business exists on the Termination Date.

d.	Non-Solicitation

.  During the Term and for a period of twenty-four (24) months after the Termination Date, Shellum will not, whether for his own account or for the account of any other person (other than the Company or its direct or indirect subsidiaries or Affiliates), intentionally solicit, endeavor to entice away from the Company or its direct or indirect subsidiaries or Affiliates, or otherwise interfere with the relationship of the Company or its direct or indirect subsidiaries or Affiliates with, (i) any person who is employed by the Company or its direct or indirect subsidiaries or Affiliates (including any independent sales representatives or organizations), or (ii) any client or customer of the Company or its direct or indirect subsidiaries or Affiliates.

e.	Assignment of Developments

.  Shellum assigns and agrees to assign without further compensation from the Company and its successors, assigns or designees, all of Shellum’s right, title and interest in and to all Business Opportunities and Intellectual Property (as those terms are defined below), and further acknowledges and agrees that all Business Opportunities and Intellectual Property constitute the exclusive property of the Company.

For purposes of this Agreement, “Business Opportunities” shall mean all business ideas, prospects, proposals or other opportunities pertaining to the lease, acquisition, exploration, production, gathering or marketing of hydrocarbons and related products and the exploration potential of geographical areas on which hydrocarbon exploration prospects are located, which are developed by Shellum during his employment by the Company, or originated by any third party and brought to the attention of Shellum during his employment by the Company, together with information relating thereto (including, without limitation, geological and seismic data and interpretations thereof, whether in the form of maps, charts, logs, seismographs, calculations, summaries, memoranda, opinions or other written, digital or charted means).

For purposes of this Agreement, “Intellectual Property” shall mean all ideas, inventions, discoveries, processes, designs, methods, substances, articles, computer programs and improvements (including, without limitation, enhancements to, or further interpretation or processing of, information that was in the possession of Shellum during his employment by the Company), whether or not patentable or copyrightable, which do not fall within the definition of Business Opportunities, which Shellum discovers, conceives, invents, creates or develops, alone or with others, during his employment by the Company, if such discovery, conception, invention, creation or development (i) occurs in the course of his employment with the Company, or (ii) occurs with the use of any of the time, materials or facilities of the Company or its direct or indirect subsidiaries or Affiliates, or (iii) in the good faith judgment of the Board, relates or pertains in any material way to the purposes, activities or affairs of the Company or its direct or indirect subsidiaries or Affiliates.

f.	Injunctive Relief

.  Shellum acknowledges that a breach of any of the covenants contained in this Section 6 may result in material, irreparable injury to the Company for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat of breach, the Company will be entitled to obtain a temporary restraining order and/or a preliminary or permanent injunction restraining Shellum from engaging in activities prohibited by this Section 6 or such other relief as may be required to specifically enforce any of the covenants in this Section 6.  To the extent that the Company seeks a temporary restraining order (but not a preliminary or permanent injunction), Shellum agrees that a temporary restraining order may be obtained ex parte.

g.	Adjustment of Covenants

.  The parties consider the covenants and restrictions contained in this Section 6 to be reasonable.  However, if and when any such covenant or restriction is found to be void or unenforceable and would have been valid had some part of it been deleted or had its scope of application been modified, such covenant or restriction will be deemed to have been applied with such modification as would be necessary and consistent with the intent of the parties to have made it valid, enforceable and effective.

h.	Forfeiture Provision.

(i)	Detrimental Activities

.  If Shellum engages in any activity that violates any covenant or restriction contained in this Section 6, in addition to any other remedy the Company may have at law or in equity, (A) Shellum will be entitled to no further payments or benefits from the Company under this Agreement or otherwise, except for any payments or benefits required to be made or provided under applicable law, (B) all unexercised stock options, restricted stock and other forms of equity compensation held by or credited to Shellum will terminate effective as of the date on which Shellum engages in that activity, unless terminated sooner by operation of another term or condition of this Agreement or other applicable plans and agreements, and (C) any exercise, payment or delivery pursuant to any equity compensation award that occurred within one year prior to the date on which Shellum engages in that activity may be rescinded within one year after the first date that a majority of the members of the Board first became aware that Shellum engaged in that activity.  In the event of any such rescission, Shellum will pay to the Company the amount of any gain realized or payment received as a result of the rescinded exercise, payment or delivery, in such manner and on such terms and conditions as may be required.

(ii)	Right of Set-Off

.  Shellum consents to a deduction from any amounts the Company owes Shellum from time to time (including amounts owed as wages or other compensation, fringe benefits, or vacation pay, as well as any other amounts owed to Shellum by the Company), to the extent of the amounts Shellum owes the Company under Section 6 above.  Whether or not the Company elects to make any set-off in whole or in part, if the Company does not recover by means of set-off the full amount Shellum owes, calculated as set forth above, Shellum agrees to pay immediately the unpaid balance to the Company.  In the discretion of the Board, reasonable interest may be assessed on the amounts owed, calculated from the later of (A) the date Shellum engages in the prohibited activity and (B) the applicable date of exercise, payment or delivery.

7.	Termination of the Agreement

a.	Notice of Termination

.  Either Shellum or the Board may terminate this Agreement at any time and in Shellum’s or their sole discretion upon no less than thirty (30) days written Notice of Termination to the other party.  “Notice of Termination” shall mean a written notice which shall indicate the specified termination provision in this Agreement relied upon (either a Non-Renewal Notice as provided under Section 1.b. or otherwise pursuant to Section 7.c., Section 7.d., Section 7.e., Section 7.f., Section 7.g. or Section 7.h.) and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Shellum’s employment under the provision so indicated; provided, however, no such purported termination shall be effective without such Notice of Termination; provided further, however, any purported termination by the Company or by Shellum shall be communicated by a Notice of Termination to the other party hereto in accordance with  Section 8 (“Notices”) of this Agreement.  Termination of this Agreement by reason of a Non-Renewal Notice pursuant to Section 1.b. shall not entitle Shellum to receive the severance benefits described in Section 7.d. or Section 7.f.

b.	Termination Date

.  Except as provided in Section 7.e.(ii) with respect to Disability, the “Termination Date” shall mean the date specified in the Notice of Termination. The Termination Date shall not be less than thirty (30) days after the date such Notice of Termination is given.

c.	Termination by the Company for Just Cause.

(i)	The Company may terminate Shellum for “Just Cause” (as defined in Section 7.c.ii), provided that the Company shall:

(A)	Give Shellum Notice of Termination as specified in Section 7.a., and

(B)
Pay Shellum, within forty (40) days after this Termination Date, Shellum’s Base Salary through the Termination Date at the rate in effect at the time the Notice of Termination is given plus a good faith estimate by the Company of any unpaid Bonus (in full for any completed annual period and prorated for months completed in the current annual period), incentive, deferred, retirement or other compensation, and provide any other benefits, which have been earned or become payable as of the Termination Date, pursuant to the terms of this or any other agreement, or compensation or benefit plan, but which have not yet been paid or provided.

(ii)	For purposes of this Agreement “Just Cause” shall be a reasonable determination of the Board that Shellum:

(A)
Failed to substantially perform Shellum’s duties with the Company (other than a failure resulting from Shellum’s incapacity due to physical or mental illness) after a written demand for substantial performance has been delivered to him by the Board, which demand specifically identifies the manner in which the Board believes Shellum has not substantially performed Shellum’s duties, and Shellum has failed to cure such deficiency within thirty (30) days of the receipt of such notice;

(B)	Has engaged in conduct the consequences of which are materially adverse to the Company, monetarily or otherwise;

(C)	Has pleaded guilty to or been convicted of a felony or a crime involving moral turpitude or dishonesty; or

(D)	Has materially breached the terms of this Agreement.

(E)
Following a Change in Control, “Just Cause” shall be limited to (1) Shellum's refusal to or failure to attempt in good faith to perform his duties or to follow the written direction of the Board after fifteen days’ written notice specifically identifying the manner in which the Board believes he has not performed his duties; and (2) Subsections (B) and (C) above.

d.	Termination by the Company Without Just Cause

.  In the event the Company terminates this Agreement prior to its expiration (including extensions as provided in Section 1.b) for any reason other than for Just Cause or the death or Disability (as defined in Section 7.e.) of Shellum, the Company shall:

(i)	Pay to Shellum within forty (40) days after the Termination Date a lump sum severance payment equal to two times the sum of:

(A)	Shellum’s highest Base Salary during the previous two years of employment immediately preceding the Termination Date, plus

(B)	the highest Bonus paid to Shellum during the same two-year period,

(ii)
Pay to Shellum any unpaid expense reimbursement upon presentation by Shellum of an accounting of such expenses in accordance with normal Company practices, but no later than March 15 of the year following the year of termination,

(iii)	Vest any unvested Company stock options, SARs, and restricted stock (excluding LTIP shares under the Company’s long-term incentive plan),

(iv)
Make any other payments or provide any benefits earned under this or any other employment agreement or plan, including the Company’s long-term incentive plan (including LTIP shares under the Company’s long-term incentive plan), and

(v)
Continue coverage of Shellum and any dependents covered at the time of termination under the Company’s group health plans at the Company’s cost throughout the period of time that Shellum is eligible for federal COBRA health continuation coverage.

e.	Termination in the Event of Death or Disability

.

(i)
This Agreement will be terminated by the Company in the event of the death of Shellum upon proper notification to his estate.  The Company shall pay to the estate of Shellum the Base Salary described in Section 4.a. of this Agreement which would have been earned for six (6) months after the Termination Date.

(ii)
This Agreement may be terminated by the Company in the event of the Disability (as hereinafter defined) of Shellum upon proper notification to Shellum, following the latest of the three events noted in this subsection (ii) (the “Disability Termination Date”).  Base Salary shall continue for up to thirteen (13) weeks following the initial period of Disability.  Shellum shall also receive in a lump sum payment an amount equal to the Base Salary described in Section 4.a. of this Agreement which would have been earned for six (6) months after the Disability Termination Date.  This lump sum payment shall be made upon the latest to occur of: (1) the cessation of the thirteen (13) weeks of Base Salary continuation; (2) the expiration of the Family and Medical Leave Act period; and (3) Disability, which is defined as the inability Shellum to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, as provided in Internal Revenue Code (the "Code") Section 409A(a)(2)(C) and Treas. Reg. § 1.409A-3(i)(4).

(iii)
All amounts that are payable under this Section 7.e. in the form of a lump sum shall be paid as soon as practicable, but no later than two and one-half (2-1/2) months following the close of the calendar year in which the death or Disability occurred.

f.	Termination by Shellum for Good Reason.

(i)	In the event Shellum terminate this Agreement for Good Reason (as defined in Section 7.f.(ii)), provided that such termination occurs within ninety days of the Good Reason, the Company shall:

(A)	Pay to Shellum within forty (40) days after the Termination Date, a lump sum severance payment equal to two times the sum of:

a.	Shellum’s highest Base Salary during the previous two years of employment immediately preceding the Termination Date, plus

b.	the highest Bonus paid to Shellum during the same two-year period,

(B)
Pay to Shellum any unpaid expense reimbursement upon presentation by Shellum of an accounting of such expenses in accordance with normal Company practices, but no later than March 15 of the year following the year of termination,

(C)	Vest any unvested Company stock options, SARs, and restricted stock (excluding LTIP shares under the Company’s long-term incentive plan),

(D)
Make any other payments or provide any benefits earned under this or any other employment agreement or plan, including the Company’s long-term incentive plan (including LTIP shares under the Company’s long-term incentive plan), and

(E)
Continue coverage of Shellum and any dependents covered at the time of termination under the Company’s group health plans at the Company’s cost throughout the period of time that Shellum is eligible for federal COBRA health continuation coverage.

(ii)	"Good Reason" shall mean the occurrence of any of the following events without Shellum’s prior express written consent:

(A)	A material diminution in Shellum’s Base Salary;

(B)	A material diminution in Shellum’s authority, duties or responsibilities;

(C)	A material diminution in reward opportunities under the annual Bonus;

(D)	Any other action or inaction that constitutes a material breach by the Company of this Agreement, or

(E)
In addition, after a Change of Control, (1) a failure to, during the two-year period following the date of the Change of Control, provide Shellum with compensation and benefits, which in the aggregate, are at least substantially equal (in terms of benefit levels and/or reward opportunities) to those provided for under a material employee benefit plan, program and practice in which Shellum was participating as of the date of the Change of Control, (2) a failure to permit Shellum to participate in any or all incentive (including equity), savings, retirement plans and benefit plans, fringe benefits, practices, policies and programs applicable generally to other similarly situated employees of the Company, (3) a material diminution in the budget over which Shellum retains authority, or (4) a material change in the geographic location at which Shellum must perform services.

Shellum must provide notice to the Company of the condition described in Section 7.f.(ii) within ninety (90) days, upon the notice of which the Company will have a period of thirty (30) days during which it may remedy the condition and not be required to pay the amount.

g.	Termination by Shellum for other than Good Reason

. Shellum may terminate this Agreement for other than Good Reason upon proper Notice of Termination as provided in Section 7.a. In such event the Company shall pay to Shellum:

(i)
Within forty (40) days after Shellum’s Termination Date, in a lump-sum, the compensation provided in Section 4 at the rate in effect at the time of the Notice of Termination. If Shellum’s termination occurs prior to the end of the year, Shellum shall not be entitled to any Bonus for the year;

(ii)
Any incentive, deferred or other compensation which has been earned or has become payable pursuant to the terms of this or any other agreement or compensation or benefit plan as of the Termination Date, but which has not yet been paid, provided such payments shall be made under the schedule originally contemplated in the agreement under which they were granted, but if no such payment schedule is provided, the payments shall be made no later than March 15 of the year following the year of termination;

(iii)
Any unpaid expense reimbursement upon presentation by Shellum of an accounting of such expenses in accordance with normal Company practices, but not later than March 15 of the year following the year of termination; and

(iv)	Any other payments for benefits earned under this Agreement, which shall in no event be paid later than March 15 of the year following the year of termination.

h.	Termination following Change of Control.

(i)
If, within two years following a Change of Control (as defined in Section 7.h.(ii) below), either (A) the Company terminates Shellum’s employment without Just Cause (as defined in Section 7.c.(ii) above) or (B) Shellum terminates this Agreement for Good Reason (as defined in Section 7.f.(ii) above), then the Company shall:

(A)	Pay to Shellum within forty (40) days after the Termination Date, a lump sum severance payment equal to three times the sum of:

a.	Shellum’s highest Base Salary during the previous two years of employment immediately preceding the Termination Date, plus

b.	the highest Bonus paid to Shellum during the same two-year period.

(B)
Pay to Shellum any unpaid expense reimbursement upon presentation by Shellum of an accounting of such expenses in accordance with normal Company practices, but no later than March 15 of the year following the year of termination,

(C)	Vest any unvested Company stock options, SARs, and restricted stock (excluding LTIP shares under the Company’s long-term incentive plan),

(D)
Make any other payments or provide any benefits earned under this or any other employment agreement or plan, including the Company’s long-term incentive plan (including LTIP shares under the Company’s long-term incentive plan),

(E)
Continue coverage of Shellum and any dependents covered at the time of termination under the Company’s group health plans at the Company’s cost throughout the period of time that Shellum is eligible for federal COBRA health continuation coverage, and

(F)	Pay to Shellum any reasonable legal fees incurred by Shellum in seeking to enforce any legal right under this Agreement if Shellum substantially prevails in such action.

(ii)	“Change of Control” of the Company shall occur on the earliest of the following events:

(A)
Change in Ownership: A change in ownership of the Company occurs on the date that any one person, or more than one person acting as a group, acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of the Company, excluding the acquisition of additional stock by a person or more than one person acting as a group who is considered to own more than 50% of the total fair market value or total voting power of the stock of the Company.

(B)	Change in Effective Control: A change in effective control of the Company occurs on the date that either:

a.
Any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company possessing 35% or more of the total voting power of the stock of the Company; or

b.
A majority of the members of the Board of Directors of the Company (the “Board”) is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the board of directors prior to the date of the appointment or election; provided, that this paragraph (b) shall apply only to the Company if no other corporation is a majority shareholder.

(C)
Change in Ownership of Substantial Assets: A change in the ownership of a substantial portion of the Company’s assets occurs on the date that any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 90% of the total gross fair market value of the assets of the Company immediately prior to such acquisition or acquisitions. For this purpose, “gross fair market value” means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

It is the intent that this definition be construed consistent with the definition of “Change of Control” as defined under Internal Revenue Code Section 409A and the applicable Treasury Regulations, as amended from time to time.

(iii)	Notwithstanding the preceding provisions of this Section 7.h.:

(A)
If any of the payments or benefits received or to be received by Shellum in connection with Shellum’s termination of employment in respect of a Change in Control, whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company (all such payments and benefits, being hereinafter referred to as the “Total Payments”) would be subject to the excise tax (the “Excise Tax”) imposed under Section 4999 of the Code, Shellum shall receive the Total Payments and be responsible for the Excise Tax; provided, however that Shellum shall not receive the Total Payments and the Total Payments shall be reduced to the Safe Harbor amount if (1) the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income taxes on such reduced Total Payments) is greater than or equal to (2) the net amount of such Total Payment without such reduction (but after subtracting the net amount of federal, state and local income taxes on such Total Payments and the amount of Excise Tax to which Shellum would be subject in respect of such unreduced Total Payments).  The “Safe Harbor Amount” is the amount to which the Total Payments would hypothetically have to be reduced so that no portion of the Total Payments would be subject to the Excise Tax.

(B)
For purposes of determining whether any of the Total Payments will be subject to the Excise Tax and the amount of such Excise Tax, (1) all of the Total Payments shall be treated as “parachute payments” (within the meaning of Section 280G(b)(2) of the Code) unless, in the opinion of tax counsel (“Tax Counsel”) selected by the accounting firm which was, immediately prior to the Change in Control, the Company’s independent auditor (the “Auditor”), such payments or benefits (in whole or in part) do not constitute parachute payments, including by reason of Section 280G(b)(4)(A) of the Code, (2) all “excess parachute payments” within the meaning of Section 280G(b)(1) of the Code shall be treated as subject to the Excise Tax unless, in the opinion of Tax Counsel, such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered (within the meaning of Section 280G(b)(4)(B) of the Code) in excess of the base amount (within the meaning of Section 280G(b)(3) of the Code) allocable to such reasonable compensation, or are otherwise not subject to the Excise Tax, and (3) the value of any noncash benefits or any deferred payment or benefit shall be determined by the Auditor in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.  If the Auditor is prohibited by applicable law or regulation from performing the duties assigned to it hereunder, then a different auditor, acceptable to both the Company and Shellum, shall be selected.  The fees and expenses of Tax Counsel and the Auditor shall be paid by the Company.

(C)
In the event it is determined that the Safe Harbor amount is payable to Shellum, then the severance payments provided under Section 7.h.(i) which are cash shall first be reduced on a pro rata basis among the different types of cash payments until the Safe Harbor amount is reached; provided, however, in the event further reduction is needed to reach the Safe Harbor amount after reducing all cash payments to zero, then the non-cash severance payments shall thereafter be reduced among the different types of non-cash payments on a pro rata basis, to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax.

i.	Internal Revenue Code Section 409A Compliance.

Except with respect to amounts paid pursuant to a schedule in a plan or arrangement outside of this Agreement, it is intended that amounts payable under this Section 7 not be considered non-qualified deferred compensation subject to Code Section 409A.  Shellum is a Specified Employee under Code Section 409A, therefore, to the extent such amounts are considered non-qualified deferred compensation payable upon a separation from service under Code Section 409A, payment of those amounts so deferred under Code Section 409A may not be made until at least six (6) months following Shellum’s separation from service of the Company (or, if earlier, the date of death of Shellum).

j.
Release.  As a condition to the payment by the Company of the amounts due under subsections d., f., or h. above, Shellum shall execute the release attached hereto as Exhibit A within twenty-one (21) days following the Termination Date and shall not revoke it within the seven (7) day revocation period.

8.	Notices

. For the purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when personally delivered, by facsimile transmission or sent by certified mail, return receipt requested, postage prepaid, or by expedited  (overnight) courier with established national reputation, shipping prepaid or billed to sender, in either case addressed to the respective addresses last given by each party to the other  (provided that all notices to the Company shall be directed to the attention of the Secretary of the Company ) or to such other address as either party may have furnished  to the other in writing  in  accordance  herewith.  All notices and communication shall be deemed to have been received on the date of delivery thereof, or on the second day after deposit thereof with an expedited courier service, except that notice of change of address shall be effective only upon receipt.

Company at:                      Petroleum Development Corporation
Attention: Secretary
1775 Sherman Street, Suite 3000
Denver, CO 80203

Shellum at:                      Gysle R. Shellum
9172 E. Tufts Circle
Greenwood Village, CO 80111

9.	Life Insurance

.  The Company may, at any time after the execution of this Agreement, maintain any outstanding life insurance policies and apply for and procure as owner and for its own benefit new life insurance on Shellum, in such amounts and in such form or forms as the Company may determine.  Shellum shall, at the request of the Company, submit to such medical examinations, supply such information, and execute such documents as may be required by the insurance company or companies to whom the Company has applied for such insurance.  Shellum hereby represents that to Shellum’s knowledge Shellum is in excellent physical and mental condition.

10.	Successors

. This Agreement shall be binding on the Company and any successor to any of its businesses or assets.  Without limiting the effect of the prior sentence, the Company shall use its best efforts to require any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor or assign to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement or which is otherwise obligated under this Agreement by the first sentence of this Section, entitled Successors, by operation of law or otherwise.

11.	Binding Effect

.  This Agreement shall inure to the benefit of and be enforceable by Shellum’s personal and legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.  If Shellum should die while any amounts would still be payable to him hereunder if Shellum had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Shellum’s estate.

12.	Integration, Modification and Waiver

.  This Agreement constitutes the sole employment agreement between the parties, and any prior employment agreement, written or oral, is terminated.  No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Shellum and such officer of the Company as may be specifically designated by the Board.  No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

13.	Headings

. Headings used in this Agreement are for convenience only and shall not be used to interpret or construe its provisions.

14.	Waiver of Breach

. The waiver of either the Company or Shellum of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by either the Company or Shellum.

15.	Amendments

. No amendments or variations of the terms and conditions of this Agreement shall be valid unless the same is in writing and signed by all of the parties hereto.

16.	Survival of Obligations

.  The provisions of Section 6 of this Agreement shall continue to be binding upon Shellum and Company in accordance with their terms, notwithstanding the termination of Shellum’s employment with the Company for any reason or the expiration of this Agreement.

17.	Severability

.  The invalidity or unenforceability of any provision of this Agreement, whether in whole or in part, shall not in any way affect the validity and/or enforceability of any other provision contained herein.  Any invalid or unenforceable provision shall be deemed severable to the extent of any such invalidity or unenforceability.  It is expressly understood and agreed that while the Company and Shellum consider the restrictions contained in this Agreement reasonable for the purpose of preserving for the Company the good will, other proprietary rights and intangible business value of the Company, if a final judicial determination is made by a court having jurisdiction that the time or territory or any other restriction contained in this Agreement is an unreasonable or otherwise unenforceable restriction against Shellum, the provisions of such clause shall not be rendered void but shall be deemed amended to apply as to maximum time and territory and to such other extent as such court may judicially determine or indicate to be reasonable.

18.	Governing Law

. This Agreement shall be construed and enforced pursuant to the laws of the State of Colorado, without giving effect to its conflict of laws.

19.	Executive Officer Status

.  Shellum acknowledges that Shellum may be deemed to be an “executive officer” of the Company for purposes of the Securities Act of 1933, as amended (the “1933 Act”), and the Securities Exchange Act of 1934, as amended (the “1934 Act”) and, if so, Shellum shall comply in all respects with all the rules and regulations under the 1933 Act and the 1934 Act applicable to him in a timely and non-delinquent manner. In order to assist the Company in complying with its obligations under the 1933 Act and 1934 Act, Shellum shall provide to the Company such information about Shellum as the Company shall reasonably request including, but not limited to, information relating to personal history and stockholdings.  Shellum shall immediately report to the General Counsel of the Company or other designated officer of the Company all changes in beneficial ownership of any shares of the Company Common Stock deemed to be beneficially owned by Shellum and/or any members of Shellum’s immediate family.

20.	Pronouns

.  All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular, or plural, as the identity of the person or entity may require. As used in this Agreement: (1) words of the masculine gender shall mean and include corresponding neuter words or words of the feminine gender, (2) words in the singular shall mean and include the plural and vice versa, and (3) the word “may” gives sole discretion without any obligation to take any action.

21.	Counterparts

. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute but one document.

22.	Exhibits. Any Exhibits attached hereto are incorporated herein by reference and are an integral part of this Agreement.

23.	Withholding of Taxes

. The Company will withhold from any amounts payable under the Agreement, all federal, state, local or other taxes as legally will be required to be withheld.

24.	Consent to Jurisdiction and Service of Process.

a.	Section 6 Disputes

.  In the event of any dispute, controversy or claim between the Company and Shellum arising out of or relating to the interpretation, application or enforcement of the provisions of Section 6, the Company and Shellum agree and consent to the personal jurisdiction of the state and local courts of the Colorado State Judicial Branch and/or the United States District Court for the District of Colorado for resolution of the dispute, controversy or claim, and that those courts, and only those courts, will have jurisdiction to determine any dispute, controversy or claim related to, arising under or in connection with Section 6 of this Agreement. The Company and Shellum also agree that those courts are convenient forums for the parties to any such dispute, controversy or claim and for any potential witnesses and that process issued out of any such court or in accordance with the rules of practice of that court may be served by mail or other forms of substituted service to the Company at the address of its principal executive offices and to Shellum at him last known address as reflected in the Company’s records.

b.	Disputes Other Than Under Section 6

.  In the event of any dispute relating to this Agreement, other than a dispute relating solely to Section 6, the parties will use their best efforts to settle the dispute, claim, question, or disagreement. To this effect, they will consult and negotiate with each other in good faith and, recognizing their mutual interests, attempt to reach a just and equitable solution satisfactory to both parties. If such a dispute cannot be settled through negotiation, the parties agree first to try in good faith to settle the dispute by mediation administered by the American Arbitration Association under its Commercial Mediation Rules before resorting to arbitration, litigation, or some other dispute resolution procedure. If the parties do not reach such solution through negotiation or mediation within a period of sixty (60) days, then, upon notice by either party to the other, all disputes, claims, questions, or differences will be finally settled by arbitration administered by the American Arbitration Association in accordance with the provisions of its Commercial Arbitration Rules. The arbitrator will be selected by agreement of the parties or, if they do not agree on an arbitrator within thirty (30) days after either party has notified the other of him or its desire to have the question settled by arbitration, then the arbitrator will be selected pursuant to the procedures of the American Arbitration Association (the “AAA”) in Denver, Colorado. The determination reached in such arbitration will be final and binding on all parties. Enforcement of the determination by such arbitrator may be sought in any court of competent jurisdiction. Unless otherwise agreed by the parties, any such arbitration will take place in Denver, Colorado, and will be conducted in accordance with the Commercial Arbitration Rules of the AAA.

DM3\885727.7

IN WITNESS WHEREOF, the Company and Shellum have duly executed this Agreement as of the date first above written.

Petroleum Development Corporation                                                                                     Gysle R. Shellum

By:/s/ Kimberly L. Wakim                                                      /s/ Gysle R. Shellum
Kimberly L. Wakim                                                                Gysle R. Shellum
Position:                      Chair of the
Compensation Committee

DM3\885727.7

EXHIBIT A

GENERAL RELEASE OF CLAIMS

This General Release ("Release") is entered into as of this ____ day of _________, 20__, by and between Petroleum Development Corporation (the “Company”), and Gysle R. Shellum, an employee of the Company (the “Employee”) (collectively, the “Parties”).

WHEREAS, Employee and the Company are parties to an Employment Agreement (the "Agreement") dated ________ __, 2010, governing the terms and conditions applicable if Employee’s employment is terminated for various reasons;

WHEREAS, pursuant to the terms of the Agreement, the Company has agreed to provide Employee certain benefits and payments under the terms and conditions specified therein, provided that Employee has executed and not revoked a general release of claims in favor of the Company;

WHEREAS, Employee’s employment with the Company is being terminated effective __________ __, 20__; and

WHEREAS, the Parties wish to terminate their relationship amicably and to resolve, fully and finally, all actual and potential claims and disputes relating to Employee’s employment with and termination from the Company and all other relationships between Employee and the Company, up to and including the date of execution of this Release.

NOW, THEREFORE, in consideration of these Recitals and the promises and mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are expressly acknowledged, the Parties, intending to be legally bound, agree as follows:

1.	Termination of Employment

.  Employee’s employment with the Company shall terminate on __________ __, 20__ (the "Termination Date").

2.	Severance Benefits

.  Pursuant to the terms of the Agreement, and in consideration of Employee’s release of claims and the other covenants and agreements contained herein and therein, and provided that Employee has signed this Release and delivered it to the Company and has not exercised any revocation rights as provided in Section 6 below, the Company shall provide the severance benefits described in Section 7 of the Agreement (the "Benefits") in the time and manner provided therein; provided, however, that the Company's obligations will be excused if Employee breaches any of the provisions of the Agreement including, without limitation, Sections 6, 7 and 8 hereof.  Employee acknowledges and agrees that the Benefits constitute consideration beyond that which, but for the mutual covenants set forth in this Release and the covenants contained in the Agreement, the Company otherwise would not be obligated to provide, nor would Employee otherwise be entitled to receive.

3.	Effective Date

.  Provided that it has not been revoked pursuant to Section 6 hereof, this Release will become effective on the eighth (8th) day after the date of its execution by Employee (the "Effective Date").

4.	Effect of Revocation

.  Employee acknowledges and agrees that if Employee revokes this Release pursuant to Section 6 hereof, Employee will have no right to receive the Benefits.

5.	General Release

.  In consideration of the Company’s obligations, Employee hereby releases, acquits and forever discharges Company and each of its subsidiaries and affiliates and each of their respective officers, employees, directors, successors and assigns from any and all claims, actions or causes of action in any way related to his employment with the Company or the termination thereof, whether arising from tort, statute or contract, including but not limited to, claims of defamation, claims arising under the Employee Retirement Income Security Act of 1974, as amended, the Age Discrimination in Employment Act of 1967, as amended by the Older Workers Benefit Protection Act of 1990, Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act, the Family and Medical Leave Act, the discrimination and wage payment laws of Colorado and any other federal, state or local statutes or ordinances of the United States, it being Employee’s intention and the intention of the Company to make this release as broad and as general as the law permits.  Employee understands that this Agreement does not waive any rights or claims that may arise after his execution of it and does not apply to claims arising under the terms of this Agreement.

6.	Review and Revocation Period

.  Employee acknowledges that the Company has advised Employee that Employee may consult with an attorney of Employee’s own choosing (and at Employee’s expense) prior to signing this Release and that Employee has been given at least twenty-one (21) days during which to consider the provisions of this Release, although Employee may sign and return it sooner. Employee further acknowledges that Employee has been advised by the Company that after executing this Release, Employee will have seven (7) days to revoke this Release, and that this Release shall not become effective or enforceable until such seven (7) day revocation period has expired.  Employee acknowledges and agrees that if Employee wishes to revoke this Release, Employee must do so in writing, and that such revocation must be signed by Employee and received by the Chairman of the Board of the Company (or the Chair of the Compensation Committee) no later than 5:00 p.m. Mountain Time on the seventh (7th) day after Employee has executed this Release. Employee acknowledges and agrees that, in the event that Employee revokes this Release, Employee will have no right to receive any benefits hereunder, including the Benefits. Employee represents that Employee has read this Release and understands its terms and enters into this Release freely, voluntarily and without coercion.

7.	Confidentiality, Non-Compete and Non-Solicitation

.  Employee reaffirms his commitments in Sections 6.a., 6.c. and 6.d. of the Agreement.

8.	Cooperation in Litigation

.  At the Company's reasonable request, Employee shall use his good faith efforts to cooperate with the Company, its Affiliates, and each of its and their respective attorneys or other legal representatives ("Attorneys") in connection with any claim, litigation or judicial or arbitral proceeding which is material to the Company and is now pending or may hereinafter be brought against the Released Parties by any third party; provided, that, Employee’s cooperation is essential to the Company's case.  Employee’s duty of cooperation will include, but not be limited to (a) meeting with the Company's and/or its Affiliates' Attorneys by telephone or in person at mutually convenient times and places in order to state truthfully Employee’s knowledge of matters at issue and recollection of events; (b) appearing at the Company's, its Affiliates' and/or their Attorneys' request (and, to the extent possible, at a time convenient to Employee that does not conflict with the needs or requirements of Employee’s then-current employer) as a witness at depositions or trials, without necessity of a subpoena, in order to state truthfully Employee’s knowledge of matters at issue; and (c) signing at the Company's, its Affiliates' and/or their Attorneys' request declarations or affidavits that truthfully state matters of which Employee has knowledge.  The Company shall reimburse Employee for the reasonable expenses incurred by him in the course of his cooperation hereunder and shall pay to Employee per diem compensation in an amount equal to the daily prorated portion of the Employee’s base salary immediately prior to the Termination Date.  The obligations set forth in this Section 8 shall survive any termination or revocation of this Release.

9.	Non-Admission of Liability

.  Nothing in this Release will be construed as an admission of liability by Employee or the Released Parties; rather, Employee and the Released Parties are resolving all matters arising out of the employer-employee relationship between Employee and the Company and all other relationships between Employee and the Released Parties.

10.	Nondisparagement

.  Employee agrees not to make negative comments or otherwise disparage the Company or its officers, directors, employees, shareholders or agents, in any manner likely to be harmful to them or their business, business reputation or personal reputation.  The Company agrees that the members of the Board and officers of the Company as of the date hereof will not, while employed by the Company or serving as a director of the Company, as the case may be, make negative comments about the Employee or otherwise disparage the Employee in any manner that is likely to be harmful to the Employee’s business or personal reputation.  The foregoing shall not be violated by truthful statements in response to legal process or required governmental testimony or filings, and the foregoing limitation on the Company’s directors and officers will not be violated by statements that they in good faith believe are necessary or appropriate to make in connection with performing their duties for or on behalf of the Company.

11.	Binding Effect

.  This Release will be binding upon the Parties and their respective heirs, administrators, representatives, executors, successors and assigns, and will inure to the benefit of the Parties and their respective heirs, administrators, representatives, executors, successors and assigns.

12.	Governing Law

.  This Release will be governed by and construed and enforced in accordance with the laws of the State of Colorado applicable to agreements negotiated, entered into and wholly to be performed therein.

13.	Severability

.  Each of the respective rights and obligations of the Parties hereunder will be deemed independent and may be enforced independently irrespective of any of the other rights and obligations set forth herein.  If any provision of this Release should be held illegal or invalid, such illegality or invalidity will not affect in any way other provisions hereof, all of which will continue, nevertheless, in full force and effect.

14.	Counterparts

.  This Release may be signed in counterparts and each counterpart will be deemed to be an original but together all such counterparts will be deemed a single agreement.

15.	Entire Agreement; Modification

.  This Release constitutes the entire understanding between the Parties with respect to the subject matter hereof and may not be modified without the express written consent of both Parties.  This Release supersedes all prior written and/or oral and all contemporaneous oral agreements, understandings and negotiations regarding its subject matter.  This Release may not be modified or canceled in any manner except by a writing signed by both Parties.

16.	Acceptance

.  Employee may confirm his acceptance of the terms and conditions of this Release by signing and returning two (2) original copies of this Release to the Chairman of the Board of the Company, no later than 5:00 p.m. Mountain Time twenty-one (21) days after Employee’s receipt of notice of termination.

EMPLOYEE ACKNOWLEDGES AND REPRESENTS THAT EMPLOYEE HAS FULLY AND CAREFULLY READ THIS RELEASE PRIOR TO SIGNING IT AND UNDERSTANDS ITS TERMS. EMPLOYEE FURTHER ACKNOWLEDGES AND AGREES THAT EMPLOYEE HAS BEEN, OR HAS HAD THE OPPORTUNITY TO BE, ADVISED BY INDEPENDENT LEGAL COUNSEL OF EMPLOYEE’S OWN CHOICE AS TO THE LEGAL EFFECT AND MEANING OF EACH OF THE TERMS AND CONDITIONS OF THIS RELEASE, AND IS ENTERING INTO THIS RELEASE FREELY AND VOLUNTARILY AND NOT IN RELIANCE ON ANY PROMISES OR REPRESENTATIONS OTHER THAN AS SET FORTH IN THIS RELEASE.

DM3\885727.7

IN WITNESS WHEREOF, the Company and the Employee have duly executed this Release as of the date first above written.

Company                                                                           Gysle R. Shellum
Petroleum Development Corporation

By:
Kimberly L. Wakim
Position:                      Chair of the
Compensation Committee

DM3\885727.7